INTERNAL REVENUE SERVICE                             DEPARTMENT OF THE TREASURY
P. O. BOX 2508
CINCINNATI,  OH  45201

                                       Employer Identification Number:
Date: July 20, 2001                      84-0953188
                                       DLN:
U S WEST INC.                            17007189008000
C/O MICHAEL A WISNEV ESQ               Person to Contact:
O'MELVENY 7 MYERS LLP                    MARGARET LEUNG        ID #95084
1999 AVENUE OF THE STARS               Contact Phone Number:
LOS ANGELES, CA 90067-6035               (877) 829-5500
                                       Plan Name:
                                         U S WEST SAVINGS PLAN/ESOP

                                       Plan Number: 004


Dear Applicant:

         We have made a favorable determination on the plan identified above based on the information you have supplied. Please keep this letter, the application forms submitted to request this letter and all correspondence with the Internal Revenue Service regarding your application for a determination letter in your permanent records. You must retain this information to preserve your reliance on this letter.

         Continued qualification of the plan under its present form will depend on its effect in operation. See section 1.401-1(b)(3) of the Income Tax Regulations. We will review the status of the plan in operation periodically.

         The enclosed Publication 794 explains the significance and the scope of this favorable determination letter based on the determination requests selected on your application forms. Publication 794 describes the information that must be retained to have reliance on this favorable determination letter. The publication also provide examples of the effect of a plan's operation on its qualified status and discusses the reporting requirements for qualified plans. Please read Publication 794.

         This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

         This determination is subject to your adoption of the proposed amendments submitted in your letter dated 5/30/01. The proposed amendments should be adopted on or before the date prescribed by the regulations under Code section 401(b).

         This plan satisfies the requirements of Code section 4975(e) (7).

         This plan has been mandatorily disaggregated, permissively aggregated, or restructured to satisfy the nondiscrimination requirements.

         This plan satisfies the nondiscrimination in amount requirement of section 1.401(a) (4)-1(b) (2) of the regulations on the basis of a design-based safe harbor described in the regulations.
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                                       -2-

U S WEST INC


         This plan satisfies the nondiscriminatory current availability requirements of section 1.401(a) (4)-4(b) of the regulations with respect to those benefits, rights and features that are currently available to all employees in the plan's coverage group. For this purpose, the plan's coverage group consists of those employees treated as currently benefiting for purposes of demonstrating that the plan satisfies the minimum coverage requirements of section 410(b) of the Code.

         This plan satisfies the nondiscriminatory current availability requirements of section 1.401(a) (4)-4(b) of the regulations with respect to those benefits, rights, and features that are currently available to all employees in the plan's coverage group. For this purpose, the plan's coverage group consists of those employees treated as currently benefiting for purposes of demonstrating that the plan satisfies the minimum coverage requirements of section 410(b) of the Code.

         This plan also satisfies the requirements of section 1.401(a) (4)-4(b) of the regulations with respect to the specific benefits, rights, or features for which you have provided information.

         This letter considers the changes in qualification requirements made by the Uruguay Round Agreements Act, Pub. L 103-465, the Small Business Job Protection Act of 1996, Pub. L 104-188, the Uniformed Services Employment and Reemployment Rights Act of 1994, Pub. L 103-353, the Taxpayers Relief Act of 1997, Pub. L 105-34 and the Internal Revenue Service Restructuring and Reform Act of 1998, Pub. L 105-206, and the Community Renewal Tax Relief Act of 2000, Pub. L 106-554.

         The requirement for employee benefits plans to file summary plan descriptions (SPD) with the U.S. Department of Labor was eliminated effective August 5, 1997. For more details, call 1-800-998-7542 for a free copy of the SPD card.

         The information on the enclosed addendum is an integral part of this determination. Please be sure to read and keep it with this letter.

         We have sent a copy of this letter to your representative as indicated in the power of attorney.

U S WEST INC


         If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                       Sincerely yours,



                                       /s/ PAUL T. SHULTZ
                                       ------------------------------
                                       Paul T. Shultz
                                       Director,
                                       Employee Plans Rulings & Agreements

Enclosures:
Publication 794
Addendum
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                                       -4-

U S WEST INC


This determination letter also applies to the amendments dated 3/20/97, 5/12/97, 11/21/97, 6/12/98, 11/20/99 and 6/28/00.

This determination letter supersedes the letter dated July 18, 2001.